UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. _______)


                                    THAI FUND
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    882904105
                                  -------------
                                 (CUSIP Number)

                                December 31, 2004

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /_X_/     Rule 13d-1(b)
     /___/     Rule 13d-1(c)
     /___/     Rule 13d-1(d)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP  No. 882904105

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1)     Names of Reporting Persons.
       I.R.S. Identification Nos. of Above Persons (entities only)

       NEWGATE LLP
--------------------------------------------------------------------------------

2) Check the Appropriate Box if a Member of a Group (a) [ ] (See Instructions) (b) [_X_]

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3)     SEC Use Only

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4)     Citizenship or Place of Organization

       MASSACHUSETTS
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     Number of Shares     5)     Sole Voting Power            727,142
     Beneficially           ---------------------------------------------------
     Owned by Each        6)     Shared Voting Power          None
     Reporting              ---------------------------------------------------
     Person With          7)     Sole Dispositive Power       727,142
                            ---------------------------------------------------
                          8)     Shared Dispositive Power     None

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9)     Aggregate Amount Beneficially Owned by Each Reporting Person

       727,142
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10)    Check if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)                               [  ]


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11)    Percent of Class Represented by Amount in Item 9

       5.48%
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12)    Type of Reporting Person (See Instructions)

       IA
--------------------------------------------------------------------------------

ITEM 1.

(A) NAME OF ISSUER THAI FUND


(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

         1221 Avenue of the Americas
         New York, NY 10020


ITEM 2.

(A) NAME OF PERSONS FILING

         NEWGATE LLP

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE

         One Sound Shore Drive
         Greenwich, CT  06830

(C) CITIZENSHIP

         USA

(D) TITLE OF CLASS OF SECURITIES

         COMMON STOCK

(E) CUSIP NUMBER

         882904105


ITEM 3.

     If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  ___ Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78c).

     (b)  ___ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c).

     (d) ___Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  _X_ An investment adviser in accordance with 240.13d- 1(b)1)(ii)(E).

     (f) ___An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j) ___Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item

     (a) Amount beneficially owned: 727,142

     (b) Percent of class: 5.48%

     (c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote:   727,142

         (ii) Shared power to vote or to direct the vote:   None

         (iii) Sole power to dispose or to direct the disposition of:    727,142

         (iv) Shared power to dispose or to direct the disposition of:    None


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM  10.  CERTIFICATION.

      (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           Dated:    February 3, 2005


                                           Signature:
                                                     -------------------------

                                           Name:  Sonia Rosenbaum, Ph.D.

                                           Title: Managing Partner